Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 25, 2024 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the second quarter ended June 30, 2024 with the following highlights:

●	Sales of $43.0 million compared to $42.7 million for the 2023 second quarter, including 8.3% growth in Battery & Energy Products sales to its highest level in the Company’s history for this segment
●	Gross profit of $11.6 million, or 26.9% of revenue, compared to $10.6 million, or 24.8% of revenue, for the 2023 second quarter
●	Operating income of $3.9 million, a 6.9% increase over the 2023 second quarter
●	GAAP EPS of $0.18 compared to $0.21 which included recognition of our Employee Retention Credit equivalent to $0.07 per share for the 2023 second quarter
●	Adjusted EBITDA of $5.4 million or 12.6% of sales versus $6.3 million or 14.7% last year, which included $1.5 million for our Employee Retention Credit
●	Backlog of $93.0 million exiting the second quarter
●	Debt reduction of $13.2 million, or 52.2%, to $12.1 million from $25.3 million at the end of the first quarter

“Ultralife’s second quarter results testify to the continued high demand for our products particularly from our government/defense and medical battery customers, the success of our initiatives to improve Battery & Energy Products’ gross margin, and our solid cash flow generation which we used to reduce our debt by over 50%,” said Mike Manna, President and Chief Executive Officer.  “Looking ahead to the second half of the year, our main priorities remain driving gross margin increases through material cost deflation, lean productivity, scrap reduction and price realization for both businesses, and expanding the opportunity funnels and customer wins for larger projects. We are optimistic that we are well positioned to sustain profitable growth and generate incremental cash flow that can be allocated to debt reduction and investments in strategic capital expenditures and accretive acquisitions.”

Second Quarter 2024 Financial Results

Revenue was $43.0 million compared to revenue of $42.7 million for the second quarter of 2023. Battery & Energy Products sales increased 8.3% to $36.7 million, compared to $33.9 million last year, reflecting increases of 30.5% in government/defense sales and 20.1% in medical battery sales, partially offset by a 10.9% decrease in oil & gas market sales. Communications Systems sales decreased 28.7% to $6.3 million compared to $8.8 million for the same period last year, primarily attributable to shipments in the 2023 period for orders which had been previously delayed by supply chain disruptions. Our total backlog exiting the second quarter was $93.0 million.

Gross profit was $11.6 million, or 26.9% of revenue, compared to $10.6 million, or 24.8% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin increased 480 basis points to 27.1%, compared to 22.3% last year, primarily due to higher cost absorption and more efficiencies resulting from our concerted effort to level-load production more evenly across the 2024 quarter, as well as improved price realization. Communications Systems gross margin was 25.6% compared to 34.5% last year, primarily due to product mix.

Operating expenses were $7.6 million, compared to $6.9 million for the 2023 second quarter, reflecting investments in new product development, the addition of sales resources to support future growth and executive bonus accruals which were not recognized in last year’s second quarter. Operating expenses were 17.8% of revenue compared to 16.2% of revenue for the year-earlier period.

Operating income was $3.9 million compared to $3.7 million last year. Driven by the 210-basis point gain in gross margin, operating margin increased to 9.1% compared to 8.6% last year.

Other income, reported below operating income, includes $0.2 million as a preliminary payment from our insurance carrier pertaining to the cyberattack which occurred in the first quarter of 2023. Other income for the second quarter of 2023 included an Employee Retention Credit (“ERC”) of $1.5 million under Section 2301 of the Coronavirus Aid, Relief and Economic Security Act of 2020 and the American Rescue Plan of 2021 which was filed with the Internal Revenue Service during that quarter.

Net income was $3.0 million, or $0.18 per diluted share on a GAAP basis, compared to net income of $3.3 million or $0.21 per diluted share for the second quarter of 2023. Adjusted EPS was $0.22 on a diluted basis for the second quarter of 2024, compared to $0.29 for the 2023 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future. Recognition of the ERC in the second quarter of 2023 increased GAAP and Adjusted EPS by $0.07 and $0.10, respectively, for that period.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $5.4 million for the second quarter of 2024, or 12.6% of sales, compared to $6.3 million, or 14.7% of sales, for the year earlier period which included the ERC.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI3ab77e4ff3d049f3b130d6d227043bba. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	June 30, 2024	December 31, 2023
Current Assets:
Cash	$6,690	$10,278
Trade Accounts Receivable, Net	31,055	31,761
Inventories, Net	41,392	42,215
Prepaid Expenses and Other Current Assets	4,650	5,949
Total Current Assets	83,787	90,203

Property, Plant and Equipment, Net	20,281	21,117
Goodwill	37,510	37,571
Other Intangible Assets, Net	14,646	15,107
Deferred Income Taxes, Net	9,088	10,567
Other Non-Current Assets	4,505	3,711

Total Assets	$169,817	$178,276

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts Payable	$9,691	$11,336
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,312	3,115
Accrued Expenses and Other Current Liabilities	6,570	7,279
Total Current Liabilities	20,573	23,730
Long-Term Debt, Net	9,978	23,624
Deferred Income Taxes	1,642	1,714
Other Non-Current Liabilities	4,279	3,781
Total Liabilities	36,472	52,849

Shareholders' Equity:
Common Stock	2,106	2,078
Capital in Excess of Par Value	191,388	189,160
Accumulated Deficit	(34,894)	(40,754)
Accumulated Other Comprehensive Loss	(3,895)	(3,660)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	133,213	125,332
Non-Controlling Interest	132	95
Total Shareholders’ Equity	133,345	125,427

Total Liabilities and Shareholders' Equity	$169,817	$178,276

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Revenues:
Battery & Energy Products	$36,683	$33,861	$71,672	$62,331
Communications Systems	6,300	8,831	13,238	12,277
Total Revenues	42,983	42,692	84,910	74,608

Cost of Products Sold:
Battery & Energy Products	26,730	26,318	52,733	48,276
Communications Systems	4,690	5,786	9,144	8,308
Total Cost of Products Sold	31,420	32,104	61,877	56,584

Gross Profit	11,563	10,588	23,033	18,024

Operating Expenses:
Research and Development	1,997	1,778	3,753	3,810
Selling, General and Administrative	5,649	5,145	11,300	10,523
Total Operating Expenses	7,646	6,923	15,053	14,333

Operating Income	3,917	3,665	7,980	3,691

Other (Expense) Income	(71)	1,058	(527))	564
Income Before Income Taxes	3,846	4,723	7,453	4,255

Income Tax Provision	853	1,375	1,556	1,242

Net Income	2,993	3,348	5,897	3,013

Net Income Attributable to Non-Controlling Interest	24	8	37	19

Net Income Attributable to Ultralife Corporation	$2,969	$3,340	$5,860	$2,994

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.18	$.21	$.36	$.19

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.18	$.21	$.35	$.19

Weighted Average Shares Outstanding – Basic	16,568	16,141	16,482	16,138

Weighted Average Shares Outstanding – Diluted	16,825	16,144	16,661	16,141

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023

Net Income Attributable to Ultralife Corporation	$2,969	$3,340	$5,860	$2,994
Adjustments:
Interest Expense, Net	418	440	938	864
Income Tax Provision	853	1,375	1,556	1,242
Depreciation Expense	789	760	1,529	1,522
Amortization Expense	227	227	455	436
Stock-Based Compensation Expense	159	154	320	293
Cyber-Insurance Policy Deductible	-	-	-	100
Adjusted EBITDA	$5,415	$6,296	$10,658	$7,451

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EPS

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended
	June 30, 2024			June 30, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$2,969	$.18	$.18	$3,340	$.21	$.21
Deferred Tax Provision	744	.04	.04	1,278	.08	.08
Adjusted Net Income	$3,713	$.22	$.22	$4,618	$.29	$.29

Weighted Average Shares Outstanding		16,568	16,825		16,141	16,144

	Six-Month Period Ended
	June 30, 2024			June 30, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$5,860	$.36	$.35	$2,994	$.19	$.19
Deferred Tax Provision	1,394	.08	.08	888	.05	.05
Adjusted Net Income	7,254	$.44	$.43	$3,882	$.24	$.24

Weighted Average Shares Outstanding		16,482	16,661		16,138	16,141

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com